Exhibit (s)

Calculation of Filing Fees Tables

Form N-2
(Form Type)

Nuveen Churchill Private Capital Income Fund
(Exact Name of Registration as Specified in its Charter)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common Shares of beneficial interest, $0.001 par value per share	$2,500,000,000.00	$2,500,000,000.00	Form N-2	333-262771	July 21, 2022
Equity	Common Shares of beneficial interest, $0.001 par value per share	$500,000,000.00	$500,000,000.00	Form N-2	333-284677	February 2, 2025

Explanatory Note

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included herein is a combined prospectus which relates to (i) the Registration Statement on Form N-2 (File No. 333-262771) (the "Prior Registration Statement") previously filed by Nuveen Churchill Private Capital Income Fund (the “Registrant”), which became effective on July 21, 2022, and (ii) this Registration Statement on Form N-2 (File No. 333-284677), previously filed by the Registrant on February 3, 2025. This Registration Statement also constitutes a Post-Effective Amendment to the Prior Registration Statement and such Post-Effective Amendment shall become effective concurrently with the effectiveness of this Registration Statement. Pursuant to the Prior Registration Statement, a total of $2,500,000,000 of common shares of beneficial interest, par value $0.001 per share, were previously registered. This Registration Statement registered an additional $500,000,000 of common shares of beneficial interest, resulting in a total of $3,000,000,000 in registered common shares of beneficial interest. No new interests in the Registrant are being registered by this filing and the registration fee was paid in connection with the Prior Registration Statement and this Registration Statement.